As filed with the Securities and Exchange Commission on May 2, 2024

Registration No. 333-195617

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SELECTIVE INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2168890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Wantage Avenue Branchville, New Jersey	07890
(Address of Principal Executive Offices)	(Zip Code)

Selective Insurance Group, Inc. 2024 Omnibus Stock Plan Selective Insurance Group, Inc. 2014 Omnibus Stock Plan
(Full title of the plan)

Michael H. Lanza Executive Vice President and General Counsel SELECTIVE INSURANCE GROUP, INC. 40 Wantage Avenue Branchville, New Jersey 07890 (973) 948-3000
(Name and address of agent for service)

(973) 948-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Selective Insurance Group, Inc. (the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-195617) with the Securities and Exchange Commission (the “Commission”) on May 1, 2014 (the “Prior Registration Statement”) with respect to the offer and sale of 3,500,000 shares of the Company’s common stock, par value $2.00 per share (the “Common Stock”), issuable under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “Prior Plan”).

On January 31, 2024, subject to stockholder approval, the Board of Directors of the Company approved the Selective Insurance Group, Inc. 2024 Omnibus Stock Plan (the “Plan”). The Plan was subsequently approved by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders held on May 1, 2024 (the “Effective Date”) and, as a result, no further awards may be made under the Prior Plan. The number of shares of Common Stock authorized for issuance pursuant to the Plan is equal to 2,000,000 newly authorized shares (the “Newly Authorized Shares”), plus any shares subject to outstanding awards under the Prior Plan that remain unissued upon the Effective Date (the “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the Prior Plan will not exceed 585,087 shares of Common Stock.

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (the “Post-Effective Amendment”) pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the Plan. The Company incorporates the contents of the Prior Registration Statement herein by reference.

For the avoidance of doubt, the Company is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously registered on the Prior Registration Statement or that were not previously approved by the Company’s stockholders as of the Effective Date. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the Newly Authorized Shares under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference into this Post-Effective Amendment (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 9, 2024;

2.	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2024 that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023;

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 2, 2024;

4.	The description of the Company’s common stock contained in Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 9, 2024.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates the Company has sold all of the securities offered under this Post-Effective Amendment or deregisters the distribution of all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished to, rather than filed with, the Commission shall not be deemed incorporated by reference into this Post-Effective Amendment.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Post-Effective Amendment shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legal opinion regarding the validity of the securities to be issued is rendered by Robyn P. Turner, Esq., Senior Vice President, Assistant General Counsel and Corporate Secretary of the Company. Ms. Turner beneficially owns or has the rights to acquire an aggregate of less than 1% of Common Stock. In addition, Ms. Turner is eligible to be a participant in the 2024 Plan.

Item 6. Indemnification of Directors and Officers.

The Company is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the “Act”), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving the such person by reason of their being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner they reasonably believed to be believed in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, such person had no reasonable cause to believe their conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that their acts or omissions were in breach of their duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of the law, or resulted in the receipt by such person of an improper personal benefit.

Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against them by reason of their being or having been a corporate agent, whether or not the corporation would have the power to indemnify them against such expenses and liabilities under the Act. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. A New Jersey corporation, however, may provide, with certain limitations, in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.

Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification, insurance and limitation of liability.

Section (a) of Article Eight of the Company’s amended and restated certificate of incorporation provides generally that a director shall not be personally liable to the Company or its stockholders for damages from breach of any duty owed to the Company or its stockholders, except to the extent such personal liability may not be eliminated or limited under the Act. Such provision further provide generally that an officer of the Company shall not be personally liable to the Company or its stockholders for damages or breach of any duty owed to the Company or its stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the Act.

Section (b) of Article Eight of the Company’s amended and restated certificate of incorporation and Article 12 of the Company’s By-Laws provide generally that each person who was or is made a party to or is threatened to be made a party to or is involved in a pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding of the Company or any constituent corporation absorbed by the Company in a consolidation or merger, or by reason of their having been a director, officer, trustee, employee or agent of another entity serving as such at the Company’s request, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits the Company to provide broader indemnification rights than the Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorney’s fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person’s heirs, executors, administrators and assigns; provided, however, that, except as provided above, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board of Directors of the Company (the “Board”). Such provisions of the Company’s amended and restated certificate of incorporation and By-Laws provide, under certain circumstances, for a right to be paid by the Company the expenses incurred in any proceeding in advance of the final disposition of such proceeding as authorized by the Board. Further, the Company is authorized to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any expenses incurred and any liabilities asserted against them in any proceeding by reason of such person having been a director, officer, employee or agent, whether or not the Company would have the power to indemnify such person.

The Company’s directors and officers are insured by policies purchased by it against liability and expenses incurred in their capacity as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment, which is incorporated herein by reference.

Item 9. Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in an exhibit to the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Selective Insurance Group, Inc, filed May 4, 2010, as amended by Certificate of Correction thereto, dated August 17, 2020 and effective May 4, 2010 (incorporated by reference herein to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed October 29, 2020, File No. 001-33067).

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of Selective Insurance Group, Inc., with respect to the 4.60% Non-Cumulative Preferred Stock, Series B of Selective Insurance Group, Inc., filed with the State of New Jersey Department of Treasury and effective December 7, 2020 (incorporated by reference herein to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A, filed December 8, 2020, File No. 001-33067).

4.3	By-Laws of Selective Insurance Group, Inc., effective January 1, 2024 (incorporated by reference herein to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed December 15, 2023, File No. 001-33067).

4.4	Selective Insurance Group, Inc. 2024 Omnibus Stock Plan (incorporated herein by reference to Exhibit 4.4 to Form S-8 (Commission File No. 333-279060) filed on May 2, 2024).

4.5	Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (incorporated by reference to Appendix A-1 to the Definitive Proxy Statement for Selective Insurance Group, Inc.’s 2014 Annual Meeting of Stockholders filed April 3, 2014 (Commission File No. 000-08641).

5.1*	Opinion of Robyn P. Turner, Esq.

5.2	Opinion of Robyn P. Turner, Esq. (incorporated herein by reference to Exhibit 5.1 to Selective Insurance Group, Inc’s Registration Statement on Form S-8, filed on May 1, 2014 (File No. 333-1956617).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Robyn P. Turner, Esq. (included in Exhibit 5.1 above).

23.3	Consent of Robyn P. Turner, Esq. (included in Exhibit 5.2 above).

24.1*	Power of Attorney of Ainar D. Aijala, Jr.

24.2*	Power of Attorney of Lisa Rojas Bacus

24.3*	Power of Attorney of Terrence W. Cavanaugh

24.4*	Power of Attorney of Wole C. Coaxum

24.5*	Power of Attorney of Robert Kelly Doherty

24.6*	Power of Attorney of Thomas A. McCarthy

24.7*	Power of Attorney of Stephen C. Mills

24.8*	Power of Attorney of H. Elizabeth Mitchell

24.9*	Power of Attorney of Cynthia S. Nicholson

24.10*	Power of Attorney of John S. Scheid

24.11*	Power of Attorney of Philip H. Urban

*       Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Selective Insurance Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Branchville, State of New Jersey, on the 2nd day of May, 2024.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ John J. Marchioni
Name:	John J. Marchioni
Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

s/ John J. Marchioni	Chairman of the Board, President and Chief Executive	May 2, 2024
John J. Marchioni	Officer
(Principal Executive Officer)

/s/ Anthony D. Harnett	Senior Vice President, Chief Accounting Officer and	May 2, 2024
Anthony D. Harnett	Interim Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 2, 2024
Ainar D. Aijala, Jr.

*	Director	May 2, 2024
Lisa Rojas Bacus

*	Director	May 2, 2024
Terrence W. Cavanaugh

*	Director	May 2, 2024
Wole C. Coaxum

*	Director	May 2, 2024
Robert Kelly Doherty

*	Director	May 2, 2024
Thomas A. McCarthy

*	Director	May 2, 2024
Stephen C. Mills

*
H. Elizabeth Mitchell	Director	May 2, 2024

*
Cynthia S. Nicholson	Director	May 2, 2024

*
John S. Scheid	Director	May 2, 2024

*
Philip H. Urban	Director	May 2, 2024

*	Michael H. Lanza, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated: May 2, 2024	By:	/s/ Michael H. Lanza
Michael H. Lanza
Attorney-In-Fact
Executive Vice President, General Counsel & Chief Compliance Officer